Exhibit 5.1

October 1, 2021

  Reference: 99465/1

ESSA Pharma Inc.

Suite 720, 999 West Broadway

Vancouver, British Columbia

Canada V5Z 1K5

RE:	ESSA Pharma Inc. – Registration Statement on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel for ESSA Pharma Inc. (the “Company”), a company incorporated under the laws of the Province of British Columbia, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-8 (such registration statement, as it may be amended from time to time, is referred to herein as the “Registration Statement”) relating to the registration pursuant to the United States Securities Act of 1933, as amended, of 7,342,788 common shares (the “Shares”) in the capital of the Company which are reserved for issuance pursuant to the exercise or settlement, as applicable, of stock options, share appreciation rights, restricted shares, restricted share units, share bonuses or other applicable awards (collectively the “Incentive Awards”) which may be granted under the Company’s 2021 omnibus incentive plan (the “Incentive Plan”).

For the purposes of this opinion we have reviewed such corporate records of the Company and other documents as we have deemed necessary or desirable to give the opinion expressed below.

We have assumed the genuineness of all signatures, the legal capacity of all individuals and the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles thereof, and the completeness and accuracy of the corporate records in our possession as of the date hereof.

Based upon and subject to the foregoing, and provided that all necessary corporate action has been taken by the Company to authorize the issuance of the Incentive Awards, we are of the opinion that upon the due exercise or settlement, as applicable, of the Incentive Awards in accordance with their terms and the terms of the Incentive Plan, the Shares underlying the Incentive Awards will be validly issued as fully paid and non-assessable common shares in the capital of the Company.

The opinion expressed in this letter is subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the federal laws of Canada specifically applicable therein; and

(b)	our opinion is based on legislation and regulations in effect on the date hereof.

Consent is hereby given to the use of our name in the Registration Statement and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations thereunder.

Very truly,

/s/ Blake, Cassels & Graydon LLP